Exhibit 99.1
News Release
Investor Contact: Zac Nagle, Vice President — Investor Relations (972) 443-6557
Media Contact: Lars Rosene, Vice President — Global Communications and Public Affairs (469) 420-3264
FOR IMMEDIATE RELEASE
Flowserve Reports Record First Quarter EPS of $1.53, up 159%
Also Reports Record Quarterly Bookings of $1.43 Billion, up 31% and Record First
Quarter Sales of $993 Million, up 24%
Significantly Raises 2008 Full Year EPS Target Range Forecast to
Between $5.90 and $6.20
DALLAS, April 28, 2008 — Flowserve Corp. (NYSE:FLS), a global leader in the fluid motion and control industry, announced today record first quarter performance including earnings per share, sales and bookings. The company announced that first quarter fully diluted EPS and operating income growth were up 159% and 76%, respectively, over the first quarter of 2007. This growth significantly outpaced strong quarterly sales growth of 24%, compared to the same quarter of 2007. Flowserve also posted record quarterly bookings of $1.43 billion, up 31%, over the prior year period, led by continued strength in all of the company’s core markets globally, and strong growth of both original equipment and aftermarket business.
Additionally, the company significantly raised its 2008 full year EPS target range forecast from between $5.10 and $5.40 to between $5.90 and $6.20.
Highlights
First Quarter of 2008 (all comparisons versus the first quarter of 2007 unless otherwise noted)
•	Record first quarter fully diluted EPS of $1.53, up 159%

•	Record bookings of $1.43 billion, up 31%

•	Record first quarter sales of $993 million, up 24%

•	Significant gross margin improvement of 180 basis points to 34.8%

•	Strong SG&A improvement as a percentage of sales, down 180 basis points to 23.5%

•	Record first quarter operating income of $119 million, up $51 million or 76%

•	Substantial operating margin improvement of 350 basis points to 11.9%

•	Record backlog of $2.89 billion, up 27% compared to December 31, 2007
Discussion and analysis of the first quarter of 2008 financial results (all comparisons versus the first quarter of 2007 unless otherwise noted)
Fully diluted EPS increased sharply to a first quarter record $1.53 per share, up 159%. EPS was higher primarily due to improvements in operating income driven by an increase in sales of 24%, an improvement in gross margin of 180 basis points and a reduction of 180 basis points for Selling, General & Administrative (SG&A) expenses as a percentage of sales.
Bookings increased significantly to $1.43 billion, up $341 million or 31%, including currency benefits of approximately $107 million. This is the fifth consecutive quarter of bookings exceeding $1 billion and represents the highest quarterly bookings level in Flowserve history. The increase was driven by continued strength in oil and gas and growth in the company’s other key markets, highlighted by increased orders received from the power, chemical and water markets particularly in the Flowserve Pump Division (FPD) and Flow Control Division (FCD). Backlog increased 27% to a record $2.89 billion from $2.28 billion at December 31, 2007. Currency effects provided an increase of approximately $90 million, and the acquisition of Niigata Worthington additionally contributed approximately $92 million, to this closing backlog.
Sales increased to $993 million, up $190 million or 24%. This increase included currency benefits of approximately $70 million. The increase is largely attributable to strong sales in the oil and gas market, across all Flowserve divisions, increased throughput and improved capacity utilization in FPD and increased sales into the power market by FCD.

Gross profit increased to $346 million, up $80 million or 30%. Gross margin increased by 180 basis points to 34.8%. The increase reflected higher sales volumes, which positively impacted fixed cost absorption, operational excellence programs and the success of the company’s end-user aftermarket strategy, which resulted in a higher level of aftermarket sales.
SG&A expenses as a percentage of sales decreased 180 basis points to 23.5%. The improvement was primarily attributable to leverage from higher sales and cost containment initiatives. SG&A expenses, in total, increased to $233 million, up $30 million or 15%, which demonstrated strong leverage when compared to the sales increase of 24%. The SG&A increase was primarily attributable to an increase in commissions and other selling related expenses in support of the significant rise in bookings and sales, and a currency related increase of approximately $12 million.
“We continue to make great progress on our goal of reducing SG&A expenses as a percentage of sales to at or below 20 percent by the year 2010. Given the initiatives we have in place, I am confident in our team’s ability to continue to drive benefits, particularly at the corporate level, from our SG&A leverage,” said Mark Blinn, Flowserve Senior Vice President, Chief Financial Officer and Latin America Operations.
Operating income increased significantly to $119 million, up $51 million or 76%. Operating income benefited from higher sales, significantly improved gross profit and leverage of SG&A expenses. Operating margin increased 350 basis points from 8.4% to 11.9%.
As part of Flowserve’s regular and ongoing program to manage currency risk on certain sales contracts, the company recorded first quarter gains in other income of approximately $18 million. This income arose primarily from the strengthening of the Euro to the U.S. dollar since the beginning of the year. Additionally, the company recognized a net gain of $3.4 million in other income arising from the acquisition of the remaining 50% interest of its former Niigata Worthington joint venture.

“During the first quarter we achieved particularly strong record bookings and earnings, and we are also very pleased with our other record quarterly results,” said Lewis Kling, Flowserve President and CEO. “The continued strength in our end-markets, both in the original equipment large project business and aftermarket business, provided outstanding opportunities which we capitalized upon during the quarter,” added Kling.
Flowserve Pump Division
FPD bookings for the first quarter 2008 increased significantly to $890 million, up $232 million, or 35%, including currency benefits of approximately $71 million. The increase was primarily attributable to increased bookings in Europe, the Middle East and Africa (EMA), Asia and North America, and it was primarily spread across the power, water and general industry markets. Bookings of original equipment increased 44%, while aftermarket bookings increased 19%.
FPD sales for the first quarter of 2008 increased to $561 million, up $142 million, or 34%, including currency benefits of approximately $43 million. Sales of original equipment increased 32%, and aftermarket sales grew 36%. The aftermarket sales mix increased slightly to 43% in the first quarter of 2008 from 42% in the first quarter of 2007.
FPD gross profit increased to $175 million, up $58 million or 49%. Gross margin for the first quarter of 2008 increased 320 basis points to 31.1%, reflecting significantly stronger aftermarket sales, improved pricing, continuous improvement process initiatives and improved absorption of fixed costs.
Operating income for the first quarter of 2008 increased to $78 million, up $37 million or 88%, including currency benefits of approximately $7 million. The significant increase was primarily attributable to the $58 million increase in gross profit, combined with a 110 basis point improvement in leverage of divisional SG&A expense. Operating margin improved substantially from 10.0% to 14.0%.

“FPD executed well against both its original equipment and aftermarket strategies in the quarter, with strong manufacturing throughput in both areas,” said Mr. Kling. “FPD aftermarket sales benefited from continued progress in implementing FPD’s end-user strategy, while at the same time, the division continued to win large project business in all of our key global markets.” added Kling.
Flow Control Division
FCD Bookings for the first quarter of 2008 increased to $390 million, up $81 million or 26%, including currency benefits of approximately $26 million. The increase was generally attributable to sustained strength across all key end markets, particularly the power and chemical markets.
FCD sales for the first quarter of 2008 increased to $300 million, up $32 million or 12%, including currency benefits of approximately $19 million. The increase was principally the result of increased sales in the power market, particularly in North America, as well as growth in demand in Middle East markets.
FCD gross profit increased to $106 million, up $13 million or 14%. Gross margin improved 80 basis points to 35.4%. Gross margin increases resulting from improved fixed cost absorption on higher sales and the implementation of various continuous improvement process (CIP) initiatives, were partially offset by inflation in materials and overhead costs and a higher mix of project sales.
Operating income increased to $43 million, up $7 million or 19%, including approximately $3 million in currency benefits. The increase was primarily due to the $13 million improvement in gross profit, partially offset by higher selling costs and increased R&D investment. Operating margin improved 90 basis points from 13.5% to 14.4%.
“Strong operational efficiencies in FCD translated into an operating margin improvement of 90 basis points,” said Kling. “FCD continued to make quarterly improvements through operational excellence initiatives, which helped drive higher sales and profitability during the first quarter,” Kling added.

Flow Solutions Division
Flow Solutions Division (FSD) bookings for the first quarter of 2008 increased to $171 million, up $31 million or 22%, including currency benefits of approximately $10 million. This increase is primarily attributable to increased original equipment bookings in EMA, Latin America and North America.
FSD sales increased to $151 million, up $21 million or 17%, including currency benefits of approximately $8 million. The increase was driven primarily by continued growth in EMA, particularly in the oil and gas and chemical markets.
FSD gross profit increased to $66 million, up $9 million or 15%. Gross margin for the first quarter of 2008 decreased 50 basis points to 43.8%. The decrease was principally the result of a product mix shift towards lower margin project business in North America and EMA from FSD’s normally higher level of aftermarket business.
Operating income for the first quarter of 2008 increased to $26 million, up $1 million or 5%, including currency benefits of approximately $2 million. FSD operating margin declined 200 basis points to 17.5%, driven predominantly by increased SG&A costs related to an increase in orders, additional sales and engineering personnel as well as related infrastructure to support the global growth of its business through its Quick Response Center (QRC) platform.
“FSD’s success in strengthening its aftermarket service business through investment in its global infrastructure is evidenced by its double digit growth in both quarterly bookings and sales,” said Kling.

2008 Outlook
“Considering the anticipated continued strength of our foreign earnings, progress in implementing our tax planning strategies, and the resolution of certain tax matters in 2008 we expect our 2008 effective tax rate will be below the 30%-35% range we previously provided,” Blinn stated.
Mr. Kling further stated that, “based on our first quarter results, continued strength in our key markets, confidence in our ability to successfully execute in the current global environment and progress in our operational excellence initiatives, we are significantly raising our 2008 full year EPS target range forecast from between $5.10 and $5.40 to between $5.90 and $6.20.“
Conference Call
The conference call will take place on Tuesday, April 29 at 11:00 AM Eastern.
Lewis Kling, President and Chief Executive Officer and Mark Blinn, Senior Vice President, Chief Financial Officer and Latin America Operations, will be presenting.
The call can be accessed at Flowserve’s website at www.flowserve.com under the Investor Relations section.
About Flowserve Corp.
Flowserve Corp. is one of the world’s leading providers of fluid motion and control products and services. Operating in more than 55 countries, the company produces engineered and industrial pumps, seals and valves as well as a range of related flow management services. More information about Flowserve can be obtained by visiting the company’s Web site at www.flowserve.com.

SAFE HARBOR STATEMENT: This news release includes forward-looking statements. Forward-looking statements are all statements that are not statements of historical facts and include, without limitation, earnings forecasts, statements relating to our business strategy and statements of expectations, beliefs, future plans and strategies and anticipated developments concerning our industry, business, operations and financial performance and condition. The words “believe”, “seek”, “anticipate”, “plan”, “target”, “estimate”, “expect”, “intend”, “project”, “forecast”, “predict”, “potential”, “continue”, “will”, “may”, “could”, “should”, and other words of similar meaning are intended to identify forward-looking statements. The forward-looking statements made in this news release are made pursuant to safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties and other factors that, in some cases, are beyond our control. These risks, uncertainties and factors may cause our actual results, performance and achievements, or industry results and market trends, to be materially different from any future results, performance, achievements or trends expressed or implied by such forward-looking statements. Important risks, uncertainties and other factors that could cause actual results to differ from these forward-looking statements include, but are not limited to, the following: inherent limitations of the effectiveness of our internal control over financial reporting; potential adverse consequences resulting from securities class action litigation and other litigation, including asbestos-containing product claims; the possibility of adverse consequences related to foreign government actions regarding our participation in the United Nations Oil-for-Food Program; the possibility of adverse consequences of governmental tax audits of our tax returns; our ability to convert bookings, which are neither subject to nor computed in accordance with generally accepted accounting principles, into revenues at acceptable, if any, profit margins, since such profit margins cannot be assured or assumed to follow historical trends; changes in the financial markets and the availability of capital; changes in the already competitive environment for our products or competitors’ responses to our strategies; our inability to continue to expand our market presence through acquisitions, and unforeseen integration difficulties or costs resulting from acquisitions; economic, political and other risks associated with our international operations, including military actions or trade embargoes that could affect customer markets, including the continuing conflict in Iraq, uncertainties in certain Middle Eastern countries such as Iran, and their potential impact on Middle Eastern markets and global petroleum producers; our ability to comply with the laws and regulations affecting our international operations, including the U.S. export laws, and the effect of any noncompliance; the potential adverse impact of a significant downturn in petroleum, chemical, power and water industries; changes in economic conditions and the extent of economic growth in the U.S. and other countries and regions; unanticipated higher costs associated with environmental compliance and liabilities; our relative geographical profitability and its impact on our utilization of deferred tax assets, including foreign tax credits; the potential impact of our indebtedness on cash flows and our ability to meet the financial covenants and other requirements in our debt agreements; any terrorist attacks; adverse changes in the regulatory climate and other legal obligations imposed on us; and other factors described from time to time in our filings with the Securities and Exchange Commission. It is not possible to foresee or identify all the factors that may affect our future performance or any forward-looking information, and new risk factors can emerge from time to time. Given these risks and uncertainties, you should not place undue reliance on forward-looking statements as a prediction of actual results. All forward-looking statements included in this news release are based on information available to us on the date of this news release. We undertake no obligation to revise or update any forward-looking statement or disclose any facts, events or circumstances that occur after the date hereof that may affect the accuracy of any forward-looking statement.
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CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Amounts in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007

Sales	$993,319	$803,400
Cost of sales	(647,473)	(537,926)

Gross profit	345,846	265,474
Selling, general and administrative expense	(233,128)	(203,582)
Net earnings from affiliates	5,972	5,530

Operating income	118,690	67,422
Interest expense	(12,858)	(14,072)
Interest income	2,855	1,086
Other income (expense), net	16,477	(1,402)

Earnings before income taxes	125,164	53,034
Provision for income taxes	(37,099)	(19,420)

Net earnings	$88,065	$33,614

Earnings per share:
Basic	$1.55	$0.60
Diluted	1.53	0.59

Cash dividends declared per share	$0.25	$0.15

CONDENSED CONSOLIDATED BALANCE SHEETS

(Amounts in thousands, except per share data)

	March 31,	December 31,
	2008	2007

ASSETS
Current assets:
Cash and cash equivalents	$197,913	$370,575
Restricted cash	1,481	2,663
Accounts receivable, net of allowance for doubtful accounts of $16,906 and $14,219, respectively	788,459	666,733
Inventories, net	853,881	680,199
Deferred taxes	109,751	105,221
Prepaid expenses and other	93,600	71,380

Total current assets	2,045,085	1,896,771
Property, plant and equipment, net of accumulated depreciation of $613,982 and $575,280, respectively	501,640	488,892
Goodwill	857,900	853,265
Deferred taxes	20,484	13,816
Other intangible assets, net	133,770	134,734
Other assets, net	136,737	132,943

Total assets	$3,695,616	$3,520,421

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$477,854	$513,169
Accrued liabilities	792,117	723,026
Debt due within one year	12,878	7,181
Deferred taxes	6,258	6,804

Total current liabilities	1,289,107	1,250,180
Long-term debt due after one year	549,884	550,795
Retirement obligations and other liabilities	442,895	426,469
Shareholders’ equity:
Common shares, $1.25 par value	73,481	73,394
Shares authorized — 120,000
Shares issued — 58,785 and 58,715, respectively
Capital in excess of par value	568,141	561,732
Retained earnings	847,961	774,366

	1,489,583	1,409,492
Treasury shares, at cost — 2,072 and 2,406 shares, respectively	(90,992)	(101,781)
Deferred compensation obligation	6,658	6,650
Accumulated other comprehensive income (loss)	8,481	(21,384)

Total shareholders’ equity	1,413,730	1,292,977

Total liabilities and shareholders’ equity	$3,695,616	$3,520,421

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in thousands)

	Three Months Ended March 31,
	2008	2007

Cash flows — Operating activities:
Net earnings	$88,065	$33,614
Adjustments to reconcile net earnings to net cash used by operating activities:
Depreciation	18,134	16,237
Amortization of intangible and other assets	2,503	2,464
Amortization of deferred loan costs	454	424
Net gain on disposition of assets	(666)	—
Gain on bargain purchase	(3,400)	—
Excess tax benefits from stock-based compensation arrangements	(8,278)	(3,017)
Stock-based compensation	6,972	5,282
Net earnings from affiliates, net of dividends received	(4,690)	(4,152)
Change in assets and liabilities:
Accounts receivable, net	(80,937)	(24,270)
Inventories, net	(108,882)	(75,992)
Prepaid expenses and other	(8,772)	(18,458)
Other assets, net	(8,991)	185
Accounts payable	(58,320)	(40,051)
Accrued liabilities and income taxes payable	(15,557)	24,403
Retirement obligations and other liabilities	10,659	9,163
Net deferred taxes	(725)	355

Net cash flows used by operating activities	(172,431)	(73,813)

Cash flows — Investing activities:
Capital expenditures	(14,256)	(22,446)
Change in restricted cash	1,182	988

Net cash flows used by investing activities	(13,074)	(21,458)

Cash flows — Financing activities:
Net borrowings under lines of credit	—	85,000
Excess tax benefits from stock-based compensation arrangements	8,278	3,017
Payments on long-term debt	(1,420)	—
Borrowings under other financing arrangements	612	1,213
Repurchase of common shares	—	(30,579)
Payments of dividends	(8,592)	—
Proceeds from stock option activity	8,232	7,142

Net cash flows provided by financing activities	7,110	65,793
Effect of exchange rate changes on cash	5,733	472

Net change in cash and cash equivalents	(172,662)	(29,006)
Cash and cash equivalents at beginning of year	370,575	67,000

Cash and cash equivalents at end of period	$197,913	$37,994

SEGMENT INFORMATION

FLOWSERVE PUMP DIVISION	Three Months Ended March 31,
(Amounts in millions)	2008	2007
Bookings	$890.2	$658.2
Sales	561.1	418.7
Gross profit	174.6	117.0
Gross profit margin	31.1%	27.9%
Operating income	78.4	41.7
Operating margin	14.0%	10.0%

FLOW CONTROL DIVISION	Three Months Ended March 31,
(Amounts in millions)	2008	2007
Bookings	$389.8	$309.1
Sales	300.3	268.6
Gross profit	106.2	93.0
Gross profit margin	35.4%	34.6%
Operating income	43.2	36.4
Operating margin	14.4%	13.5%

FLOW SOLUTIONS DIVISION	Three Months Ended March 31,
(Amounts in millions)	2008	2007
Bookings	$171.3	$140.6
Sales	150.6	129.2
Gross profit	66.0	57.2
Gross profit margin	43.8%	44.3%
Operating income	26.3	25.1
Operating margin	17.5%	19.5%